Exhibit 99.1

         Imagistics International Reports Second Quarter 2003
               Earnings Per Share Increased 32 Percent;
                   Increases 2003 Earnings Outlook


    TRUMBULL, Conn.--(BUSINESS WIRE)--July 31, 2003--

    Board Authorizes $20 Million Increase in Stock Buy-Back Program

    Imagistics International Inc. (NYSE: IGI) today announced a 32 percent increase in diluted earnings per share to $0.29 for the second quarter of 2003 compared with $0.22 for the second quarter of 2002. Net income increased by 15 percent over the same period to $5.0 million from $4.4 million last year. Total revenues for the second quarter declined two percent to $155.9 million, consisting of growth in copier revenue of 8 percent and a decline in facsimile revenue of 15 percent.
    Total sales of equipment and supplies declined less than 1 percent to $78.9 million in the second quarter. Copier sales increased 10 percent and facsimile sales declined 18 percent from the prior year. The small sales decrease reflects the continuation of the anticipated industry-wide decline in facsimile demand as well as a decline in facsimile supplies sales, offset by a significant improvement in copier sales particularly in the color product category.
    Total rental revenue declined 5 percent to $56.1 million in the second quarter. Rental revenue from the copier product line increased 8 percent in the second quarter, as a result of the company's continued strategic emphasis on penetrating large national accounts, as well as increases in both usage and new placements within the mid-level digital black and white product segments. Rental revenue from the facsimile product line declined 13 percent in the second quarter reflecting a smaller installed base coupled with rental additions and renewals at lower prices than expiring contracts.
    First quarter support services revenue from service contracts increased 3 percent to $20.9 million, reflecting a product mix shift toward higher-end copiers and higher copy counts, partially offset by lower facsimile service revenues.
    Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "We are extremely gratified by these results. We have achieved our sixth straight quarter of year-over-year growth in copier rental revenue, which we regard as the strategic core of our business. In light of a capital spending environment that is less than robust and a reportedly flat copier market, we believe that our 8% growth in this category is a notable accomplishment." Mr. Breslawsky added, "We are beginning to prove out our premise that we can successfully migrate the long-term effectiveness of our sales force from the facsimile arena into the copier market. Of course the great enabler in this process has been our award winning product line, which we believe will continue to satisfy our customers' needs and generate top line copier growth."
    The sales gross margin of 38.9 percent increased 0.4 percentage points primarily due to lower charges for inventory obsolescence. The rental gross margin of 66.7 percent improved 3.3 percentage points compared with the second quarter last year. This gross margin improvement was primarily attributable to lower product costs and a more disciplined approach toward pricing and rental contract negotiation. Both sales and rental margin improvements were partially offset by the continuing shift in product revenue mix toward lower margin copier and multifunctional products away from the facsimile line.
    Selling, service and administrative expenses of $78.6 million in the second quarter decreased less than one percent from the prior year. The decrease was primarily the result of lower compensation and employee benefit expenses and lower marketing expenses. Offsetting these savings were the anticipated higher information technology expenses related to operating redundant legacy and new ERP systems as the company moves forward in its transition. Notably, in this quarter, approximately $3 million of the $5 million of ERP expenditures were expensed rather than capitalized, reversing the proportion that had existed in the past.
    Joseph D. Skrzypczak, Chief Financial Officer, said, "For the second quarter of 2003, we generated $33.9 million of operating cash flow and invested $11.0 million in capital expenditures, primarily for replenishing our rental asset base as well as for implementing our ERP technology."
    Mr. Skrzypczak added, "In the second quarter, we repurchased 368 thousand shares of stock under our stock buyback program for a total value of $7.9 million. Since the beginning of the stock buyback program last year, we have repurchased 2.9 million shares or 15 percent of the shares that were outstanding when Imagistics was spun off in December 2001. We ended the second quarter with a strong balance sheet that included a cash balance of $42.2 million and debt of $73.7 million. We have maintained our debt to total capitalization ratio of 22 percent."

    First Six Months Results

    For the first six months of 2003, total revenues were $306.8 million, a decrease of two percent from the first six months of 2002.
    For the first six months of 2003, net income increased 19 percent to $9.8 million compared with earnings of $8.2 million for the first six months of 2002. Earnings per diluted share increased 33 percent to $0.56 compared with $0.42 for the same period last year. The increases were primarily the result of improved sales and rental gross margins and lower interest expense from reduced debt levels. In the case of earnings per share, the improvement was attributable to increased earnings and fewer shares outstanding.
    Operating cash flow generation in the first six months was $56.4 million and capital expenditures were $26.4 million. During this period, the company repurchased 1.0 million shares of Imagistics stock for $20.5 million under the stock buy-back program while increasing its cash balance by $10.9 million.

    Outlook for 2003 and 2004

    Mr. Breslawsky stated, "Operationally, we will continue to focus on providing our customers with the products and services they demand, while financially running our business with a keen eye toward returning maximum value to our shareholders. We believe that many of the expenses we are incurring now are investments that will have a real financial return in our future. While we believe there are still significant opportunities for margin improvements, our longer term goals of revenue growth and market share gains are being well served by our prudent expenditures today."
    Mr. Breslawsky added, "We believe our performance thus far in 2003 puts us well on track to exceed our earlier stated earnings target for 2003, and we are raising our guidance from $1.10 to $1.15 earnings per diluted share, exceeding the current First Call estimate by $0.04 per share. Also, we would reiterate our expectations of growth in earnings per share in excess of 20 percent for 2004. Furthermore, based on its continued confidence in the company's business, The Board of Directors has authorized an increase in the stock buy-back program from $58 million to $78 million. We remain confident in our strategic vision and in our organization's ability to deliver significant value to our customers and to our shareholders."

    Conference Call

    Imagistics International will be holding an earnings conference call with Marc Breslawsky, Chairman and Chief Executive Officer, and Joseph Skrzypczak, Chief Financial Officer, on Thursday, July 31, at 11:00 a.m. (Eastern Time). The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

    About Imagistics International Inc.

    Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copiers, multifunctional products and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

    The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, potential disruptions affecting the international shipment of goods, our ability to create brand recognition under our new name and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2002 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.



Imagistics International Inc.

Consolidated Statements of Operations
(Unaudited)

                          Three months ended      Six months ended
                                June 30,               June 30,
                        ---------------------- ----------------------
(in millions, except
 per share amounts)       2003     2002   B/(W)   2003    2002   B/(W)
                        -------- ------- ------ -------- ------- -----

Revenue
  Sales                $  78.9  $  79.0     -  $ 151.9  $ 154.1   (1%)
  Rentals                 56.1     58.9   (5%)   113.2    117.5   (4%)
  Support services        20.9     20.4     3%    41.7     41.9     -
                        -------- ------- ------ -------- ------- -----
  Total revenue          155.9    158.3   (2%)   306.8    313.5   (2%)
                        -------- ------- ------ -------- ------- -----

Costs and expenses
  Cost of sales           48.2     48.6     1%    93.4     97.8    4%
  Cost of rentals         18.7     21.5    13%    37.9     43.5   13%
  Selling, service and
   administration         78.6     78.9     -    155.5    154.3   (1%)
                        -------- ------- ------ -------- ------- -----

Operating Income          10.4      9.3    12%    20.0     17.9   12%

  Interest expense, net    1.6      2.0    20%     3.2      4.2   23%
                        -------- ------- ------ -------- ------- -----

Income before income
 taxes                     8.8      7.3    21%    16.8     13.7   23%

  Provision for income
   taxes                   3.8      2.9   (31%)    7.0      5.5  (30%)
                        -------- ------- ------ -------- ------- -----
Net income             $   5.0  $   4.4    15% $   9.8  $   8.2   19%
                        ======== ======= ====== ======== ======= =====


Calculation of
 earnings per share

Income available to
 common shareholders   $   5.0  $   4.4    15% $   9.8  $   8.2   19%

Basic average shares
 outstanding            16.549   19.116    13%  17.000   19.270   12%
Diluted average shares
 outstanding            17.159   19.637    13%  17.581   19.728   11%
                        -------- ------- ------ -------- ------- -----

Basic earnings per
 share                 $  0.30  $  0.23    32% $  0.58  $  0.43   35%
Diluted earnings per
 share                 $  0.29  $  0.22    32% $  0.56  $  0.42   33%
                        ======== ======= ====== ======== ======= =====


Certain previously reported amounts have been reclassified to conform to the current year presentation.




Imagistics International Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
                                                 June 30, December 31,
(in millions)                                        2003        2002
                                                 ---------   ---------


Cash                                              $  42.2     $  31.3
Accounts receivable, net                             67.4        84.2
Accrued billings                                     27.5        26.1
Inventories                                         103.1       106.0
Other current assets                                 23.9        25.6
                                                   -------     -------
Total current assets                                264.1       273.2

Property, plant and equipment, net                   49.9        43.8
Rental assets, net                                   71.9        88.4
Other assets                                         57.3        59.5
                                                   -------     -------

Total assets                                      $ 443.2     $ 464.9
                                                   =======     =======


Current portion of long-term debt                 $   0.7     $   0.7
Accounts payable and accrued liabilities             64.8        77.6
Advance billings                                     25.5        27.2
                                                   -------     -------
Total current liabilities                            91.0       105.5

Long-term debt                                       73.0        73.4
Other liabilities                                    22.3        21.8
                                                   -------     -------
Total liabilities                                   186.3       200.7

Stockholders' equity                                256.9       264.2
                                                   -------     -------

Total liabilities and stockholders' equity        $ 443.2     $ 464.9
                                                   =======     =======

Shares outstanding (in thousands)                  16,981      17,877

Memo:  Total debt                                 $  73.7     $  74.1
                                                   =======     =======




Imagistics International Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
                                                     Six months ended
                                                         June 30,
                                                     ----------------
(in millions)                                          2003   2002

Cash flows from operating activities:
Net income                                             $9.8   $8.2
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation and amortization                       38.0   40.3
   Provision for bad debt                               4.4    3.0
   Reserve for obsolete inventory                       3.8    8.4
   Deferred taxes on income                             2.0    6.5
   Change in assets and liabilities:
      Accounts receivable                              12.3    5.1
      Accrued billings                                 (1.4)  (0.4)
      Inventories                                      (0.9)  (1.8)
      Other currents assets and prepayments             1.6    0.4
      Accounts payable and accrued liabilities        (12.8)  20.2
      Advance billings                                 (1.7)  (1.4)
   Other, net                                           1.3    0.3

                                                     ------- -------
Net cash provided by operating activities              56.4   88.8
                                                     ------- -------

Cash flows from investing activities
   Expenditure for fixed assets                       (26.4) (32.4)

                                                     ------- -------
Net cash used in investing activities                 (26.4) (32.4)
                                                     ------- -------

Cash flows from financing activities
   Purchases of treasury stock                        (20.5) (12.5)
   Net repayments under Term Loan
    and Revolving Credit Facility                      (0.4) (34.4)
   Exercises of stock options, including purchases
    under employee stock purchase plan                  1.8      -

                                                     ------- -------
Net cash used in financing activities                 (19.1) (46.9)
                                                     ------- -------


Increase in cash                                       10.9    9.5

Cash at beginning of period                            31.3   18.8
                                                     ------- -------

Cash at end of period                                 $42.2  $28.3
                                                     ======= =======

Certain previously reported amounts have been reclassified to conform to the current year presentation.



    CONTACT: Imagistics International Inc.
             Timothy J. Klahs, 203-365-2361
             timothy.klahs@imagistics.com